Exhibit 99.(d)(5)

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is made and entered into as of November 29, 2005, by and between James Morgan (the “Executive”) and Young Broadcasting Inc., a Delaware corporation (the “Company”).  Each of the Executive and the Company are sometimes referred to herein as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, the Executive is the record and beneficial owner of options to purchase common stock, par value $0.01 per share (the “Common Stock”), of the Company set forth in Exhibit A attached hereto (collectively, the “Options”), granted under the Company’s 2004 Equity Incentive Plan (formerly the 1995 Stock Option Plan) (the “Equity Incentive Plan”) and evidenced by stock option agreements which are more fully described on Exhibit A (the “Stock Option Agreements”); and

Whereas, the Options are all of the outstanding and unexercised options to purchase Common Stock owned by the Executive; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company, pursuant to powers delegated by the Board of Directors, (a) has carefully reviewed and analyzed the transactions contemplated herein, (b) believes it to be in the Company’s best interest to (i) cancel the Options upon their surrender to the Company and (ii) issue deferred common stock units (the “Deferred Shares”) to the Executive, in the amounts set forth in Exhibit B attached hereto, as an incentive to the Executive to surrender the Options and for the Executive’s long-term future performance, and (c) has approved and authorized the Company to enter into such transactions, all upon the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to enter into the transactions contemplated by this Agreement, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.             Surrender of Options.  Subject to the terms and conditions of this Agreement, upon the execution of this Agreement, the Executive shall surrender to the Company all of the Options and have no further rights to any of such Options, and the Company shall cancel the Options upon their surrender to the Company. Such surrender and cancellation are together referred to herein as the “Option Cancellation.”

2.             Issuance of Deferred Shares.  Subject to the terms and conditions of this Agreement, the Company agrees to issue to the Executive, upon the execution of this Agreement, an aggregate of 65,366 Deferred Shares, which Deferred Shares shall be granted under the Equity Incentive Plan and evidenced by, and have the terms and conditions set forth in, a

Deferred Share Agreement in the form attached hereto as Exhibit C (the “Deferred Share Agreement” and, collectively with this Agreement, the “Transaction Documents”).  The issuance of the Deferred Shares to the Executive and the Option Cancellation are collectively referred to herein as the “Transactions.”

3.             Deliveries.  Concurrently with the Option Cancellation upon the execution of this Agreement, (a) the Executive shall deliver to the Company the Stock Option Agreements evidencing the Options, or other appropriate documentation, in the discretion of the Company, if such Stock Option Agreements have been lost, stolen, destroyed or the Executive is otherwise unable to deliver any of such Stock Option Agreements and (b) the Company and the Executive shall execute and deliver the Deferred Share Agreement.

4.             Representations and Warranties of the Executive. The Executive represents and warrants to the Company as follows:

(a)           Obligation of the Executive.  The Transaction Documents constitute the legal, valid and binding obligation of the Executive, enforceable in accordance with their respective terms.

(b)           Non-Contravention.  Neither the execution and delivery of the Transaction Documents, nor the consummation of the Transactions, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Executive is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any material agreement, contract, lease, license, instrument, or other arrangement to which the Executive is a party or by which the Executive is bound or to which the Executive’s assets are subject.

(c)           Filings.  Except with respect to filing obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Executive is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of, any government or governmental agency or third party in order to consummate the Transactions.

(d)           The Options.  The Executive is the record and beneficial owner of the Options.  The Executive owns the Options free and clear of all claims, charges, equities, liens, security interests, pledges, mortgages or encumbrances (other than (i) as will be discharged on or prior to the date hereof and (ii) any restrictions under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws).

(e)           Investment Experience.  The Executive is an “accredited investor” as defined in Rule 501(a) of Regulation D, promulgated under the Securities Act. The Executive is aware of the Company’s business affairs and financial condition and has had access to and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to enter into and consummate the Transactions.  The Executive acknowledges that the Executive has been afforded the opportunity to ask questions and receive answers from the Company regarding the (i) Company, (ii) Transactions, (iii) Transaction Documents and (iv) Deferred Shares, and to obtain any additional information reasonably necessary to verify the accuracy of such information, and has received satisfactory answers to any such questions. The Executive further acknowledges that the Executive has been afforded the opportunity to consult the Executive’s own legal, tax and financial advisors regarding the (i) Company, (ii) Transactions, (iii) Transaction Documents and (iv) Deferred Shares, and that the Executive possesses, either alone or with the Executive’s representatives, such business and financial experience to protect the Executive’s own interests in connection with the consummation of the Transactions, and further acknowledges that the Executive has not received and is not relying upon any legal, tax or financial advice from the Company or any of its Executives, officers or representatives.

(f)            Investment Intent.  The Executive is acquiring the Deferred Shares for the Executive’s own account for investment purposes only and not with a present view to, or for resale in connection with, any distribution thereof, or any direct or indirect participation in any such distribution, in whole or in part, within the meaning of the Securities Act.  No arrangement exists between the Executive and the Company and any other person regarding the resale or distribution of the Deferred Shares.  The Executive understands that the right to transfer the Deferred Shares is not permitted absent registration under the Securities Act or an exemption therefrom and that the Company is not required to register the Deferred Shares under the Securities Act or register or qualify the Deferred Shares under any state securities law.

5.             Representations and Warranties of the Company.  The Company represents and warrants to the Executive as follows:

(a)           Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)           Authorization.  (i) The Company has all requisite corporate power, capacity and authority and has taken all requisite corporate action to authorize, execute and deliver each of the Transaction Documents, to consummate the Transactions and to carry out and perform all of its obligations under the Transaction Documents and (ii) the Transaction Documents each constitutes the legal, valid and binding obligation of the Company. Except as otherwise described herein or as may be required by the Securities Act, the Exchange Act or The NASDAQ National Market, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency or third party in order to consummate the Transactions.

(c)           Non-Contravention.  Neither the execution and delivery of the Transaction Documents, nor the consummation of the Transactions, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Company is subject, or violate any provision of its certificate of incorporation or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any material agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which its assets are subject.

6.             Covenants.

(a)           The Executive hereby covenants and agrees that (i) the Executive will use his best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the Transactions and (ii) in case at any time after the date hereof any further action is necessary to carry out the purposes of the Transaction Documents, the Executive will take such further action (including, without limitation, the execution and delivery of such further instruments and documents) as the Company reasonably may request, all at the sole cost and expense of the Company.

(b)           The Company hereby covenants and agrees that (i) it will use its best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the Transactions and (ii) in case at any time after the date hereof any further action is necessary to carry out the purposes of the Transaction Documents, it will take such further action (including, without limitation, the execution and delivery of such further instruments and documents) as the Executive reasonably may request, all at the sole cost and expense of the Company.

7.             Miscellaneous.

(a)           Entire Agreement.  The Transaction Documents constitute the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(b)           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, assigns, personal representatives, heirs, executors and administrators. Notwithstanding the foregoing, neither of the Parties may assign either this Agreement or any of their respective rights, interests, or obligations hereunder without the prior written approval of the other Party.

(c)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(d)           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)           Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(f)            Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Company and the Executive.  No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(g)           Survival.  The representations, warranties, covenants and agreements made in this Agreement shall survive the execution and delivery hereof and any investigation made by the Company or the Executive.

(h)           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

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[SIGNATURE PAGE TO EXCHANGE AGREEMENT]

IN WITNESS WHEREOF, the Parties hereto have executed this Exchange Agreement as of the date first above written.

/s/ James A. Morgan
James A. Morgan

YOUNG BROADCASTING INC.

By:	/s/ James A. Morgan
James A. Morgan
Executive Vice President

Exhibit A

Options

Date of Stock Option Agreement	Number of Stock Options

2/10/1995	24,000

2/15/1995	133,125

11/20/1996	30,000

10/13/1998	33,000

4/27/2000	33,000

2/7/2001	66,000

10/3/2001	66,000

10/30/2002	66,000

Exhibit B

Deferred Shares

65,366 deferred stock units

Exhibit C

Deferred Share Agreement

Name of Grantee:

Grant Date:

Number of Deferred Stock Units:

YOUNG BROADCASTING INC.

2004 EQUITY INCENTIVE PLAN

DEFERRED STOCK AGREEMENT

This Deferred Stock Award Agreement (the “Agreement”) contains the terms and conditions of the Deferred Stock Award of deferred stock units granted to you by Young Broadcasting Inc., a Delaware corporation (the “Company”).

1.             Grant of Deferred Stock.  The Company hereby grants to you, effective on the Grant Date (shown above), the right to receive                  shares of Class B Common Stock of the Company (“Shares”) following your termination of employment as described in Section 6 below.  Before the Shares are delivered to you, they are referred to in this Agreement as “Deferred Stock.”  Until the Shares are delivered to you, you will have no rights as a stockholder of the Company with respect to the Deferred Stock.

2.             2004 Equity Incentive Plan Governs.  The Award and this Agreement are subject to the terms of the Young Broadcasting Inc. 2004 Equity Incentive Plan (the “Plan”).  The Plan is incorporated in this Agreement by reference and all capitalized terms used but not defined in this Agreement have the meaning set forth in the Plan.  By accepting this Award, you acknowledge receipt of a copy of the Plan and the prospectus covering the Plan and acknowledge that the Award is subject to all the terms and provisions of the Plan.  You further agree to accept as binding, conclusive and final all decisions and interpretations by the Committee of the Plan upon any questions arising under the Plan.

3.             Vesting.  The number of shares of Deferred Stock set forth below shall vest as of the “Vesting Dates” specified in the table below, provided that you have not had a Termination of Affiliation prior to such Vesting Date.

Vesting Date	Number of Shares Vesting
Less than 1 year from Grant Date	0
1st Anniversary of Grant Date	[33.3% of Shares]
2nd Anniversary of Grant Date	[66.6% of Shares]
3rd Anniversary of Grant Date	[100% of Shares]

Except as provided in Section 4, if you have a Termination of Affiliation prior to a Vesting Date, you will immediately forfeit all unvested shares of Deferred Stock, and all of your rights to and interest in such remaining unvested Deferred Stock shall terminate upon forfeiture without payment of any consideration.

4.             Acceleration of Vesting.  Notwithstanding Section 3, upon your Termination of Affiliation due to death or Disability, all shares of Deferred Stock granted hereunder shall immediately vest.

5.             Transfer Restrictions.  The Deferred Stock may not be sold, assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

6.             Delivery of Common Stock in Settlement of Deferred Stock.  The Company will deliver Common Stock certificates to you in settlement of all vested shares of Deferred Stock on the last business day of the week following the week of your Termination of Affiliation for any reason or no reason (the “Settlement Date”); provided that no such delivery shall be made until you have delivered to the Company the amount necessary for the Company to satisfy its federal, state and local employment and income tax withholding obligation as provided in Section 13.

You shall have no right to receive the Common Stock certificates in settlement of the Deferred Stock until the Settlement Date and shall have no rights as a stockholder of the Company with respect to the Deferred Stock until the Company delivers such Common Stock certificates.  Upon issuance of the shares of Common Stock in your name in settlement of the Deferred Stock, you will be the holder of record of such Common Stock and will have all rights of a stockholder with respect to such Shares (including the right to vote such Shares at any meeting of shareholders of the Company and the right to receive all dividends paid with respect to such Shares).

7.             Dividend Equivalents on Deferred Stock.  Whenever dividends are paid or distributions made with respect to shares of Common Stock, you will be credited with Dividend Equivalents (as defined in the Plan) with respect to the Deferred Stock credited to you as of the record date for such dividend or distribution.  Such Dividend Equivalents will credited to you in the form of additional shares of Deferred Stock in a number determined by dividing the aggregate value of such Dividend Equivalents by the fair market value of a share of Common Stock at the payment date of the dividend or distribution.  The additional Deferred Stock credited to you pursuant to this Section 7 will be subject to the same vesting and delivery conditions that apply to the shares of Deferred Stock with respect to which the Dividend Equivalents are issued.

8.             Grantee Certification; Cancellation and Rescission of Award.  Upon settlement of this Award upon your Termination of Affiliation, you shall certify on a form acceptable to the Committee that you have not engaged in any Wrongful Activities (as defined in the Plan and which also includes a breach of any one or more of the restrictive covenants in Section 9 below).  In addition, the settlement of this Award shall be cancelled and/or rescinded if the Committee determines that you have engaged in any Wrongful Activities at any time prior to the settlement of this Award or at any time during the one (1) year period following such settlement.  In the event this Award is cancelled or rescinded pursuant to this Section 8, you shall be required to return to the Company any cash, Shares or other property you receive upon Settlement of this Award (or, if you have sold such Shares or other property, any gain you realized upon the sale of such Shares or other property) and upon return of any such Shares or other property to the Company, the Company shall return to you the lesser of (a) the amount that you paid to the Company for such Shares or other property or (b) the Fair Market Value of such Shares or other property determined as of the date such Shares or property are returned to the Company.

9.             Restrictive Covenants.  By accepting the Award under this Agreement, you agree to the following restrictive covenants and acknowledge that a breach of any one or more of the following covenants could be determined to be a Wrongful Activity (as defined in the Plan) by the Committee and as described in Section 8 above.

A.            Confidentiality.  You acknowledge that it is the policy of the Company and its subsidiaries to maintain as secret and confidential all valuable and unique information and techniques acquired, developed or used by the Company and its subsidiaries relating to their businesses, operations, employees and customers (“Confidential Information”).  You recognize that the Confidential Information is the sole and exclusive property of the Company and its Affiliates, and that disclosure of Confidential Information would cause damage to the Company and its Affiliates.  You shall not at any time disclose or authorize anyone else to disclose any Confidential Information or proprietary information that is (i) disclosed to or known by you as a result or consequence of or through your employment with the Company, (ii) not publicly or generally known outside the Company and (iii) relates in any manner to the Company’s business.

B.            Non-Competition.  You understand that you may be exposed to confidential information and trade secrets of the Company or its customers, including (without limitation) intimate knowledge of customers, supplier requirements, business procedures, price lists, financial data, records and customer lists (hereinafter called “Confidential Information”).  Confidential Information has been and will continue to be developed for the commercial advantage and at the expense of the Company and it is important to the Company to maintain the proprietary and confidential nature of Confidential Information to the fullest extent possible.  Upon Termination of Affiliation for any reason, you shall not take any notes, manuals, records, charts, customer or supplier lists or other documents or things containing in whole or in part any of the Company’s Confidential Information.  All Confidential Information shall, upon Termination of Affiliation, be returned to the Company.

C.            Non-Disparagement.  For a continuous uninterrupted period of one (1) year after your Termination of Affiliation regardless of the reason thereof, you will not directly or indirectly, or through, on behalf of, or in conjunction with any person, persons, partnership, corporation, or other business association, make any statement or disclosure that disparages the Company or any of its Affiliates and is intended or reasonably likely to result in material harm to the Company or any of its Affiliates, provided, however, that the provisions of this subsection (i) shall not apply to your testimony as a witness, compliance with other legal obligations, your assertion or defense against any claim of breach of this Agreement, or statements or disclosures to members of the Board of Directors of the Company, and (ii) shall not require false statements or disclosures to be made.

D.            Remedy.  You understand and agree that irreparable harm will result from any breach of this Section 9 and monetary damages will not provide adequate relief or remedy.  Accordingly, you and Company specifically agree that, in the event that you shall breach any of your obligations under this Section 8, the Company shall be entitled to injunctive relief and, without limiting the generality of the foregoing, the Company shall be allowed to pursue any and all remedies it may have at law or in equity for such breach.

10.           No Special Employment Rights.  Neither the granting nor the vesting of the Deferred Stock under this Agreement shall be construed to confer upon you any right with respect to the continuation of your employment by the Company (or any Affiliate of the Company) or interfere in any way with the right of the Company (or any Affiliate of the Company), subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease your compensation from the rate in existence as of the date hereof.

11.           Investment Intent; Transfer Restrictions.  You will acquire any Common Stock issued in settlement of the Deferred Stock for your own account for investment purposes only and not with a present view to, or for resale in connection with, any distribution thereof, or any direct or indirect participation in any such distribution, in whole or in part, within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  No arrangement exists between you and the Company and any other person regarding the resale or distribution of any Common Stock to be delivered in settlement of the Deferred Stock.  You understand that the right to transfer unrestricted shares of Common Stock obtained upon settlement of the Deferred Stock is not permitted absent registration under the Securities Act or an exemption therefrom.

The Company may, without liability for its good faith actions, place legend restrictions upon the unrestricted Common Stock obtained upon settlement of the Deferred Stock and issue “stop transfer” instructions requiring compliance with applicable securities laws.

12.           Amendment.  Subject to the terms and conditions of the Plan, the Board or the committee appointed by the Board to administer this Plan, whichever shall then have authority to administer the Plan, may amend this Agreement subject to such conditions as are deemed to be in the best interests of the Company and in accordance with the purposes and the provisions of the Plan.

13.           Tax Withholding.  Whenever any Common Stock is delivered in settlement of Deferred Stock under the terms of this Agreement (a “Taxable Event”), you must remit or, in appropriate cases, agree to remit when due, the minimum amount necessary for the Company to satisfy all of its federal, state and local withholding (including FICA) tax requirements relating to such Taxable Event.  The Committee may require you to satisfy these minimum withholding tax obligations by any (or a combination) of the following means: (i) a cash payment; (ii) withholding from compensation otherwise payable to you; (iii) authorizing the Company to withhold from the Shares of Common Stock deliverable to in settlement of Deferred Stock, as applicable, a number of Shares having a fair market value, as of the date the withholding tax obligation arises, less than or equal to the amount of the withholding obligation; or (iv) delivering to the Company unencumbered “Mature Shares” (as defined below) of Common Stock having a fair market value, as of the date the withholding tax obligation arises, less than or equal to the amount of the withholding obligation.  The Company will not deliver the Shares of Common Stock otherwise deliverable to you in settlement of Deferred Stock unless you remit (or in appropriate cases agree to remit) all withholding tax requirements relating to the Taxable Event.

The term “Mature Shares” as used herein shall mean shares of Common Stock for which the holder has good title, free and clear of all liens and encumbrances, and which such holder either (i) has held for at least six months or (ii) has purchased on the open market.

14.           Notices.  Any communication or notice required or permitted to be given hereunder shall be in writing, and, if to the Company, to its principal place of business, attention: Secretary, and, if to you, to the address as appearing on the records of the Company. Such communication or notice shall be deemed given if and when (a) properly addressed and posted by registered or certified mail, postage prepaid, or (b) delivered by hand.

15.           Administration.  The Board or the Committee, whichever shall then have authority to administer the Plan, shall interpret and construe the Plan and this Agreement, and their interpretations and determinations shall be conclusive and binding upon the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.

16.           Governing Law.  The validity, construction and interpretation of this Agreement shall be governed by and determined in accordance with the laws of the Delaware.

17.           Tax Consultation.  Your signature on this Agreement means that you understand that you will incur tax consequences as a result of vesting or disposition of the Deferred Stock.  You agree to consult with any tax consultants you think advisable in connection with the vesting of the Shares and acknowledge that you are not relying, and will not rely, on the Company for any tax advice.

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YOUNG BROADCASTING INC.

By:

Title:

GRANTEE:

I accept the terms and conditions of my Deferred Stock award as set forth in this Agreement, subject to the terms and conditions of the Plan.

[Name of Grantee]

Dated this day of , 2005.